Amedisys, Inc.

Second Quarter 2005 Earnings

August 2, 2005

10:00 a.m. EDT

OPERATOR: Good morning and welcome to the Amedisys <Company: Amedisys, Inc.; Ticker: AMED; URL: http://www.amedisys.com> Second Quarter Earnings 2005 Conference Call. At this time all participants have been placed on a listen-only mode and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to your host, Brian Ritchie with Noonan Russo. Sir, you may begin.

BRIAN RITCHIE, INVESTOR RELATIONS, NOONAN RUSSO: Good morning and thank you for joining us today for Amedisys Investor Conference Call to discuss recent corporate developments relative to this morning's second quarter 2005 earnings announcement. By now you should have received the press release. If for some reason you have not received the press release or are unable to log onto the webcast, please call me, Brian Ritchie of Noonan Russo at 1-212-845-4269 and I'll be happy to assist you.

On the call today, we have the company's President and Chief Executive Officer, Bill Borne; the company's President and Chief Operating Officer, Larry Graham; and the company's Chief Financial Officer, Greg Browne. Management will give you an overview of the quarter highlights and then open the call for questions and answers.

Before we get started, we would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the company, including, without limitation, statements regarding operating results in calendar 2005 and 2006, earnings per share in 2005 and 2006, growth opportunities and other statements that refer to Amedisys' plans, prospects, expectations, strategies, intentions and beliefs. These forward-looking statements are based on the information available to Amedisys today and the company assumes no obligation to update these statements as circumstances change. For additional information, please see the cautionary statements included in Amedisys' most recent Form 10-Q or other public filings filed with the Securities and Exchange Commission.

At this time, I will turn the conference call over to Bill Borne. Please go ahead, Mr. Borne.

BILL BORNE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AMEDISYS: Thanks, Brian. Good morning everyone. I want to thank everybody for calling in this morning. We certainly want to welcome our shareholders and we appreciate the opportunity to share the Amedisys vision with a continually expanding group of investors. Management is committed to ensuring and maintaining its strategic direction and generating appropriate returns for all of our investors. This call will be reflective of the best operations and earnings growth quarter in the history of Amedisys.

The future of home nursing is very bright and Amedisys intends to take full advantage of future growth opportunities. The company continues to focus on our core strategic initiatives of which we have outlined over the previous year. Primarily, our efforts are focused on internal growth supplemented with acquisitions that meet our stated criteria. Our success has been, and will continue to be, driven by our internal growth rate. Our 2005 internal growth rate of Medicare admissions is 19 percent over the second quarter of 2004 and we are confident in our long-term abilities to deliver 15 to 20 percent growth in Medicare admissions. Larry will comment in greater detail on this strong rate of internal growth, but I would like to give my thanks to the hard work of our entire staff that have made this growth possible.

We are pleased to welcome our new employees from the acquisitions of St. Thomas Health Services in Tennessee and Covington Hospital in Collins, Mississippi. These acquisitions represent Amedisys' continued expansion in the Certificate of Need States of Mississippi and Tennessee respectively. In addition, I am pleased to welcome the employees from NCARE in Newport News, Virginia, which represents our latest acquisition that was announced yesterday. This transaction further expands our presence in Virginia. I'd like to end my comments regarding acquisitions by discussing Housecall Medical Resources, which represent our company's largest acquisition to date. First, let me start by saying how pleased we are to have Housecall's dedicated staff joining us. I would like to extend my thanks to everyone at Amedisys and Housecall for their hard work and dedication in completing this transaction. Amedisys and Housecall share common operating philosophies, including the same strong commitment to providing cost effective, high quality patient care. In addition, we are excited to acquire a significant hospice business, which we may seek to expand over the next few years. I would also like to thank all the participants with Wachovia Bank <Company: Wachovia Corporation; Ticker: WB; URL: http://www.wachovia.com> and GE <Company: General Electric; Ticker: GE; URL: http://www.gemedicalsystems.com > credit facilities with their help in financing this transaction.

We are pleased with the ongoing process of our infrastructure enhancements that we have made and are in progress of completing that will allow Amedisys to continue to grow its business while maintaining proper oversight and controls. These enhancements include upgrades to our overall database, purchasing model, payroll programs, spreadsheet applications, as well as various network upgrades. We are focused on growing our company. Amedisys is always committed to maintaining a small company presence. Along these lines, as you know, our employee orientation initiatives that have allowed senior management, including myself, the opportunity to meet and greet each and every new Amedisys employee. I am pleased to report that despite the recent growth our company has experienced, this is a program that we intend to keep as an integral part of Amedisys' engaging culture, which we feel is second to none in our industry. As I've said before, the enthusiasm and commitment of our Amedisys employees is by far our most strategic weapon, ensuring a competitive advantage in the markets we serve. With that said, I would like to extend my heartfelt thanks to all of our Amedisys staff, whose dedicated efforts have helped us everyday to carry out our continuing mission. Going forward, you can continue to expect Amedisys to deliver high quality patient care, to expand the company's presence, both through start-ups and acquisitions, and deliver solid financial results for our shareholders.

I will now pass this call to Larry, so he can provide Greg's financial overview, which he will then follow with a brief operational update. Greg is currently on the end stage of a bout of laryngitis and we want to protect his voice so he can provide answers in the Q&A session. Following Larry's update, we'll open the call to the Q&A session. Thank you.

LARRY GRAHAM, PRESIDENT AND CHIEF OPERATING OFFICER, AMEDISYS: Thanks, Bill. I will now discuss financial highlights for the three and six months ended June 30th, both with respect to the income statement and balance sheet, as well as comment on reimbursement to Housecall transaction and guidance. I also intend to address the sequential improvement in revenue.

Our revenues of 80.1 million represent an increase of 41 percent on 2004 and reflected the strong internal growth mentioned in the press release, as well as the acquisitions of Tenet, Freedom in Virginia, Winyah in South Carolina, and some smaller transactions. These acquisitions accounted for approximately 10.6 million of the 23.2 million increase in revenue over 2004. Revenues of 150.5 million for the six months represented an increase of 46.3 million or 44.4 percent on the previous year, with the increase also accounted for both by acquisitions and internal growth.

For the quarter, our reported gross margin of 47 million reflected a percentage of approximately 58.7 of revenue, which was slightly below the Quarter One number of 59.6 percent and consistent with the Quarter Two number from 2004 of 58.5 percent. This number exceeded our expectation given the elimination of the rural add-on effective March 31st. It should be noted that gross margin is likely to decline on a go-forward basis due to the Housecall acquisition, particularly the increased proportion of hospice revenue.

General and administrative expenses of 34.3 million were higher by 3.8 million in Quarter One of 2005. Of this increase, approximately 1 million is directly attributable to the recent acquisitions, with the balance of 2.8 million due to additions for new locations, as well as at the corporate office to deal with the strong growth, including significant amounts of training activities. G&A expenses were somewhat lower than Quarter One on a percentage of revenue basis at 42.8 percent, and lower than the 44.3 percent reported for Quarter Two 2004. It should be noted that two significant items impacted the quarter, one positive to earnings and one negative, and which approximately offset each other. First, we have made a change to our policy for recording medical supplies resulting in an additional one-off expense of approximately $1 million for the quarter. Second, our actual health insurance claims have been significantly lower than expected, and therefore, we were able to make an appropriate adjustment to our reserves of approximately the same amount.

Operating income of 12.7 million was substantially above the 8.1 million reported in the second quarter of 2004. And for the six months, operating income totaled 24.2 million, which was 62 percent higher than the 15 million reported for the comparable period of 2004. For the quarter, net income of 7.9 million or $0.57 per diluted share is after a tax provision of 39.4 percent, and compares with 5 million or $0.39 per share in the second quarter of 2004. For the six months, net income was 15 million or $0.95 per diluted share when compared with 9.2 million or $0.72 per share in the comparable period of 2004.

The sequential increase in revenues from Quarter One of approximately 9.6 million is attributable approximately to the following factors: 7 million due to internal growth in Medicare completed episodes and (inaudible) of over 9 percent for Quarter One; 3.2 million due to recent acquisitions, particularly Winyah; a net decrease of approximately 600,000 from the loss of the rural add-on effective March 31st. The company recorded an overall decrease in total revenue per episode in Quarter Two taking the total to approximately $2,579, which represents a decrease of 30 basis points over Quarter One. This is despite the impact of a full quarter of Winyah, where the revenue per episode was higher than the Amedisys average and is due both to the impact of reimbursement changes, which went into effect March 31st, and small improvements in the overall case mix. Amedisys completes over 26,000 episodes of care each quarter and relatively small variations in revenue per episode can cause significant changes to revenue. These numbers will therefore vary from quarter-to-quarter.

With respect to the balance sheet, cash balances totaled 72.1 million after making all payments with respect to the (inaudible) acquisition of 3 million and the Collins, Mississippi acquisition of 900,000, and over $6 million cash for estimated tax payments. The company makes scheduled debt payments of approximately 650,000 during the quarter, and we expect to pay down principal of approximately 3.4 million for the balance of 2005, including quarterly payments of 1,250,000 on the new term loan. Total debt, including Medicare liabilities totaled 15 million at June 30th.

Day sales outstanding increased to 47 days from 37 days at March, partly as a result of the Winyah and other acquisitions. The necessary change of ownership paperwork on these acquisitions is now substantially complete. In addition, some system issues affecting billing arose from system upgrade undertaken by Medicare during May. These are now largely resolved and we would expect the day sales outstanding to improve over the balance of the year. I would like to add that the company now expects to be paying cash taxes that would approximate the tax expense on an ongoing basis.

Capital expenditure for the quarter totaled 6.2 million. Of this amount approximately 4.3 million related to the purchase of land and building designed to be eventually used to house our corporate offices in a single location. Some of the balance was expenditure in preparation for the Housecall acquisition. Also, we would now expect a number of approximately $8 million for routine capital expenditures for fiscal 2005. Cash flow was strong, with EBITDA of 14.7 million and cash flow from operations for the quarter at 2.8 million. The difference here can be attributed to the increased receivables discussed earlier.

To recap the current reimbursement environment, on March 31st the additional episode payment of 5 percent for patients for the rural areas expired. And although there has been discussion on reinstating it, our guidance does not reflect any future rural add-ons. Effective January 1st, 2006, Amedisys will receive the market back to increase currently estimated by CMS the approximately 2.5 percent. Final numbers are expected in late September or early October. Further, CMS is planning to revise the basis for calculating the geographic components next January and our estimate of this impact, while preliminary, is that it would add to the above number; however, we have not yet calculated the impact on the Housecall book of business.

As you are aware, on July 11th, Amedisys purchased all the outstanding shares in Housecall Medical Resources for approximately $106 million in cash, of which 10 percent was placed in escrow to cover any unanticipated liabilities and which amortizes over three years. Net working capital at the time of the transaction was approximately $5 million and there will be a settling up within 60 days with respect to this. Further, tax benefits accruing to Amedisys should be approximately $8 million, of which 4.6 million would be available for use over the next 12 months.

Trailing 12 months revenue for Housecall is approximately 103 million, with hospice accounting for 25 million, almost all in the State of Tennessee, and Home Health Nursing accounting for the balance of 78 million. The Home Health revenue is earned in Florida of approximately 43 million, Tennessee of approximately 27 million, and the balance in Kentucky, Indiana and Virginia. Adjusted EBITDA for the period was approximately 11.5 million, including corporate overhead of 13 million. Our transition plans call for most of the corporate function of Housecall to be relocated to Baton Rouge prior to December, saving approximately one half of the 13 million referred to above.

We expect the amortization of intangibles and depreciation expense for the Housecall assets would approximate $3.5 million on an annual basis. The transaction was financed in part by credit facilities made available by Wachovia Bank and GE Health Care Financial Services. They include a $50 million term loan of which 10 percent will amortize in the first year, 20 percent in the second year, and so on, and a $25 million revolving credit facility. Most of these bear interest at a margin of over either prime or LIBOR and can be prepaid without penalty and carry normal covenant. The current interest rate is 5.8 percent, to which should be added approximately $400,000 per year for amortization of the fees and costs associated with the facility. As of today, we have drawn down approximately $15 million of the revolver, leaving $10 million available for future use, and we have cash for investments available of approximately $31 million, making a total of $41 million for available resources.

We are raising our earnings per share guidance for 2005 to $1.95 to $2.01 per share on revenues of approximately 370 million. Our guidance is that diluted shares will total of approximately 16 million for the full 2005 year. We expect that our operating margin will lower as a result of the Housecall acquisition at approximately 13 percent for the remainder of 2005 and between 14 and 15 percent for 2006. This compares with 16 percent in the first half of 2005. While it is somewhat early to be providing 2006 guidance, the significant acquisition of Housecall and the recent reimbursement announcement for CMS provides some visibility. Our preliminary guidance is that EPS will be between $2.47 and $2.57 per share on revenue between 490 and 500 million. This number includes an estimate of $0.04 related to the anticipated expensing of stock options currently projected to commence for 2006. Diluted shares will total approximately 16.3 million for the fall of 2006.

Now, I will comment on operations. Our operational strategic plan continues to center around our internal and external growth strategy. Due in part to our strict adherence to these strategies, our second quarter internal growth rate over last year in Medicare admissions is 19 percent. We are certainly pleased with this number and based on a market growing at least 7 to 9 percent annually, we are confident in our long-term abilities to deliver 15 to 20 percent growth in Medicare admissions. We see this industry growth trend continuing. As CMS recently published, home health expenditure projections estimate that the Medicare home health expenditures are expected to double in nine years. Our total growth rate over the second quarter of last year in Medicare admissions is 38 percent. We continue to focus on growing our business through the implementation of a dual strategy centered on internal growth initiatives via same-store sales, start-ups and external growth initiatives via acquisitions that meet our strategic criteria. Year-to-date, we have opened 11 new locations. For 2005, we plan on opening at least 20 new offices. Our plan is to continue with our strategic branch expansion based upon local market opportunities.

On the acquisition front, in the second quarter we acquired one location in Mississippi from Covington Hospital and two locations in Tennessee from St. Thomas Health Services. These acquisitions were key for us in that both were Certificate of Need States, which limit other provider's abilities to compete in these markets. Beyond the second quarter, we announced the close of the Housecall acquisition on July 12th. This acquisition is a strategic addition to our organization. With 57 home health and nine hospice locations, this purchase enabled Amedisys to cover completely the States of Tennessee and Florida with the exception of just a few counties. It also opens up new markets for us in the States of Kentucky and Indiana and expands our presence in Virginia.

We would like to take this opportunity to compliment the Housecall leadership on both their professionalism and their work in establishing a positive culture within their organization. Based upon site visits made by Amedisys management, we know the cultures of both companies are very aligned and that both companies share the strong commitment to providing cost efficient, high quality patient care. This synergy has enabled us to make significant progress in a relatively short period of time related to the integration of the IT platform and our core business systems.

Although, it's only been 21 days since the acquisition, we are approximately 75 days into a defined system integration plan. None of that would have been possible without a true professional commitment on both sides. To date, the payroll historical conversion and system links have been completed. We successfully processed the first Housecall payroll from our system on July 15th. The GL conversion and system links have been completed. This linking will be utilized this month as we close out July financials.

We are pleased with the Housecall management team. We have each Housecall manager over operations reporting to our existing sales and operation's executive management team. This process has gone very well as both Housecall and Amedisys management see the opportunity to further develop our combined operations. We are utilizing the Housecall Hospice information system. We have stabilized this platform and we will transition our existing hospice locations to the Housecall system. I am pleased with the management that Housecall Hospice brings to our existing resources.

All other core business functions will transition as sites are converted onto our platform. The acts of bringing these agencies live onto our system automatically converts the billing, collection and revenue accounting processes, so it is obviously critical for all locations to have post acquisition follow up. We recently began this agency transition and will convert approximately 20 locations on a monthly basis. This 20 agency per month schedule enabled our acquisition transition teams to spend 30 days in each location post conversion. We feel that this type of post conversion follow up is critical to operational pull through. I would also like to thank our core function division heads that have spent untold hours during this period establishing and implementing their technical integration plan. It is evident to me that our substantial history of acquisition integration, especially large ones like Tenets, has well prepared our organization for assimilating this acquisition.

Aside from the Housecall acquisition, yesterday we announced the purchase of the assets of NCARE Home Health of Virginia. NCARE is a two-location acquisition in the State of Virginia. These locations will be fully converted to our system during the month of September. As previously stated, we will continue to evaluate new acquisitions that meet our strategic goals on a go-forward basis.

In summary, we are pleased with our second quarter results. We continue to focus on being the premier low cost, high-quality provider in home health. We believe that focus, execution and commitment to clinical outcomes will separate us from our competition. I would like to express our appreciation for the continued support of our shareholders, customers, employees and vendors. At this time, we will open up the call to your questions. Please limit yourself to two questions, so that we may allow question time for everyone. Time permitting, we will allow for follow up questions. Thank you.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press star, one, on your touch-tone phone. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you pick up your handset to provide optimum sound quality. Once again, that is star, one, on your touch-tone phones at this time. Please hold while we poll for questions.

Your first question is coming from Art Henderson with Jefferies & Company <Company: Jefferies & Company, Inc; Ticker: JEF; URL: http://www.jefco.com>.

ART HENDERSON, JEFFERIES & COMPANY: Hi, good morning, just a couple of quick questions for you. What is your debt balance right now after having done the Housecall acquisition, where does it stand today?

GREG BROWNE, CHIEF FINANCIAL OFFICER, AMEDISYS: Arthur, this is Greg. We have 50 million outstanding on the term line. We have 15 million outstanding on the revolver. And I mentioned late in the notes that Larry read for me, about 15 million in other debt outstanding at June 30th.

ART HENDERSON: OK.

GREG BROWNE: Including 9 million of Medicare liabilities.

ART HENDERSON: OK, got you. And then back real quick on the DSOs, you've talked about the de-acquisitions, some -- Winyah and a couple of others contributed to the bump in DSOs. How should we expect that progression to come down? I mean are we talking about something that will return to historical levels like in the next quarter? Or is this going to happen over a several quarter period?

GREG BROWNE: Well, I do believe that we will show substantial improvement over the next quarter. It might not get down entirely to the 37 day number by the end of September, but we should make substantial improvement on that as we've now received most of the paperwork involved. One of the slowdowns was that in North -- the acquisition in Maryland, we had to do some programming in order to bill -- to a new fiscal intermediary at Cahaba <Company: Cahaba GBA; URL: www.cahabagba.com> and that's now done so we do expect to catch up at -- during this quarter and continue to improve.

ART HENDERSON: And then one question and I'll jump back in the queue, now that you've gotten Housecall done, you've obviously got a lot of effort focused on getting that integrated. Do -- should we expect to see you just do kind of small little acquisitions here and there or do you guys have the capacity to do something bigger, you know, and certainly not the Housecall level, but something bigger than what you sort of announced last night?

LARRY GRAHAM: Arthur, this is Larry. Between now and year-end, you should see smaller type transactions, nothing of a larger scale until 2006.

ART HENDERSON: OK, all right. Thank you.

OPERATOR: Thank you. Your next question is coming from Sheryl Skolnick with Fulcrum Global Partners <Company: Fulcrum Global Partners LLD; URL: http://www.fulcrumgp.com>.

SHERYL SKOLNICK, FULCRUM GLOBAL PARTNERS: Good morning and thank you for taking my question. If we could go to some operating metrics that you've been kind enough to share with us in the past, can you tell us what's happening, particularly on a unit, on a percent of episodes or admissions, however you choose to do it, with your rehab mix and whether or not you think you're continuing to benefit from the 75 percent rule implementation, number one. And number two, on your rural mix, what that is currently running? And then if you could discuss where you are in terms of second episodes or recertifications? And give us some color, if you would, on that question as to whether - how these second episodes arise, because I understand that there can be some diagnosis for which it's really quite common. Thanks.

LARRY GRAHAM: Sheryl, this is Larry, thank you for your questions. I'll try to take them in order. The rehab mix, about 60 percent of our total episodes have some form of therapy; that we do all types of therapy on speech therapy, occupational therapy and physical therapy. About 32 percent of our total episodes exceed the 10-visit threshold, so that gives you some flavor. So, that means of all the patients that have therapy, half exceed the 10-visit threshold, the other half are doing less than 10. On the rural mix, approximately 28 percent of our episodes fall into the rural areas.

On the recertification question, the average episode per patient for Amedisys is about 1.65. And clinically, when you do an episode of care with our system, we look at the patient during a weekly case conference and determine based on the collections in the field, as well as our director of operations, whether or not we should recertify a patient and some factors that go into that. If a patient has had a change in medication, if the doctor has changed an order, or there's been a variance on our clinical track, then there's a high probability you need to keep that patient on a second episode. In our clinical mix, our case mix is higher than the national average and the chronicity or the sickness of our patients is higher than the national average. So, that gives you some flavor on the recertification.

OPERATOR: Thank you. Your next question is coming from Eric Gommel with Legg Mason <Company: Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com>

ERIC GOMMEL, LEGG MASON: Good morning. Can you give us a little -- you said you're interested in still making some tuck-in acquisitions. I'm curious as to the multiples for acquisitions. Is the market heating up? Are there more players looking at acquisitions? Are you finding more competition for them?

BILL BORNE: Eric, this is Bill Borne. The multiples are heating up a tad. However, with our operational efficiencies they still can be a great deal of surprise. There is a lot of enthusiasm about the potential acquisitions in the market and there are a few more players that are out there. So, we think that we will continue to get all the acquisitions that are appropriate for the company throughout this year and for the remainder of next year.

ERIC GOMMEL: And just one follow up on that, would you be interested now in making pure-play hospice acquisitions at this point?

BILL BORNE: We're going to leave all of our options open. Operationally we need to, you know, integrate the hospice we have, we need to learn from them. Housecall has a great hospice division and once we get our arms fully around that, if there are opportunities that present themselves next year, we certainly will take a look at it. And, you know, we want to leave all of our options open.

ERIC GOMMEL: Great. Thanks.

BILL BORNE: Thank you.

OPERATOR: Thank you. Your next question is coming from Balaji Gandhi with Pacific Growth Equities <Company: Pacific Growth Equities, LLC; URL: www.pacificgrowthequities.com>.

BALAJI GANDHI, PACIFIC GROWTH EQUITIES: Good morning. I just had a couple of data points I was looking for. I'm not sure if I'd missed it, but number of visits in the quarter?

GREG BROWNE: The number of visits for the quarter was approximately 450,000 - 495,000, my apologies.

BALAJI GANDHI: 495?

GREG BROWNE: Yeah.

BALAJI GANDHI: Great, and what about the Medicare revenues in the quarter?

GREG BROWNE: The Medicare revenues for the quarter were just under 75 million.

BALAJI GANDHI: 75 million, and then lastly, the number of episodes?

GREG BROWNE: The total number of episodes for the quarter - just hang on one second and I will get it for you - it's 26,700.

BALAJI GANDHI: Great. Thank you very much.

OPERATOR: Thank you. Your next question is coming from Sam Brady with Presidio Management.

SAM BRADY, PRESIDIO MANAGEMENT: Well, I -- great quarter, gentlemen. I think I just got it answered. I wanted to get visits per episode and you just gave me the details that would allow me to compute that, but, Greg, I'm lazy, can you give me the actual figure, business per episode?

GREG BROWNE: Then the visits per episode was very similar to the first quarter and they were approximately 16 visits per episode on a completed episode.

SAM BRADY: OK. Thank you.

OPERATOR: Thank you. Your next question is coming from Blake Goodner with Bridger Capital <Company: Bridger Capital Partners, LLC; URL: www.bridger-capital.com>.

BLAKE GOODNER, BRIDGER CAPITAL: Good morning. Just wanted to get a little more clarity on the two items in the, I guess the SG&A line. I guess you mentioned a change in the way you're accounting for medical supplies. And then also, a $1 million, I guess reserve reduction because of better health care claims. Could you just review the mechanics there and if those are both sustainable changes going forward?

GREG BROWNE: Yes, I'd be happy to Blake. We had a look at our medical supplies inventory. Most of the items are very small in terms of unit cost and we elected after, you know, appropriate review, the order committee and our order person, to expense the full amount of the inventory, which approximates $1 million. That's a one-off expense. And on a go-forward basis, we will expense those medical supplies as we buy them. You know, comprises of gloves, and dressing, and bandages, and so on and as I said mostly below unit cost. With respect to our health insurance, health insurance claims may have been running lower than we expected for the first six months of this year. We have as part of our process, outside actuarial review of our reserves and it seemed appropriate to reduce those reserves at June 30th and the amount was also approximately $1 million so those two amounts offset each other. The write-off of the inventory is fully a one-off item, because we'll be expensing on a go-forward basis just what we buy. As far as the health insurance is concerned, you know that remains to be seen whether the claims experience that we've seen in the first half of the year would continue on. It's always possible of course, that it might revert to a more normal number, in which case, it would not be sustainable, but at cost.

BLAKE GOODNER: OK. And then my second question was just back to the DSO question. I know you mentioned it was in a sense due to some of these acquisitions, but then you also said that there were some billing issues in May. Was that also related to an acquisition or could you just give a little more color there?

GREG BROWNE: Yes, I'll be happy to. In the month of May Medicare completed the two-system upgrades, one in the early part of the month and one towards the end of the month. As a result of that, we were required to make some system changes. We do electronic billing, as you would be aware, to Medicare. And as a result of those system changes, we needed to upgrade our trailer codes on the electronic submission of claims. That took some time and caused some delays during the month of June. That's now been fixed and we should expect that those will revert to a more normal pattern on a go-forward basis.

BLAKE GOODNER: OK, great. And then the last question, could you just tell us what the revenue per episode for Winyah is versus corporate Amedisys?

GREG BROWNE: Right. The Winyah revenue per episode I believe is running about $2,650. So, it is somewhat higher than the Amedisys average. You know, in the normal course of events, we expect those acquisitions revenue per episode to revert to the Amedisys average over a period of time. But that's where they're running at today.

BLAKE GOODNER: Thanks.

OPERATOR: Thank you. Once again, if you do have a question, you may press star, one, on your touch-tone phone at this time.

Your next question is coming from Art Henderson with Jefferies & Company.

ART HENDERSON: Hi, just a couple of quick follow ups. On the Housecall acquisition, you guys talked about, and Larry, quote me if I'm wrong, or Greg, you said that the contribution sort of on an EBIT, EBITDA level was around 11, 12 million?

GREG BROWNE: Art, the trailing 12 months adjusted EBITDA is about 11.5 million for Housecall.

ART HENDERSON: And can you give me a sense as to how much corporate overhead is part of that number?

BILL BORNE: Well, that includes about -- their corporate overhead, which was running at about a $13 million rate, and as was mentioned in the comments earlier; we expect that once that is fully transitioned to Baton Rouge, we would expect to save about half of that corporate overhead number. So, you'd expect that adjusted EBITDA would be, assuming everything else was equal, approximately 18 million after that transition is complete.

ART HENDERSON: And in your guidance for '06, how much have you factored in? Have you assumed that amount that you could get back or no?

GREG BROWNE: Yes, we've assumed that we would start with about 18 million of adjusted EBITDA and we've deducted some of that the amortization of intangibles and other depreciation, as well as an assumed interest expense for -- to the amount borrowed, and interest for one on the cash that we've used. We've also factored in some minor operational improvements to the business when we put together the guidance, the $0.25 to $0.30 that we announced a month or so ago.

ART HENDERSON: OK. Now on the potential Medicare market basket update, which was proposed, I guess about a month ago, that's not factored in your guidance for '06 is it?

GREG BROWNE: We have put in our guidance for '06, at least for 8 years, we've used a slightly lower number than the 2.5 percent, about 2 percent at this stage until it's final, but we have put that in there.

ART HENDERSON: OK. Well, it seems to me the guidance seems, if that's the case, seems extraordinarily conservative. I mean is that a safe assumption? I mean if you've got both of that much synergies in there and that much, you know, 2 percent on the market basket update and better that number, then that's implying that, you know, either you're going to have a slowdown in your growth somehow, or it's -- you've low balled the '06 estimate.

GREG BROWNE: Arthur, you know, first of all, as you know, it's rather early to be providing '06 guidance at all, and had we not done the Housecall acquisition we wouldn't have done that. Secondly, the Housecall acquisition itself is only three-weeks old and you know, we think that once we get a feel for how the operations are performing over the next three months, we'll be able to update our guidance after the, you know, in the next quarterly results and conference call, and we'll give some further color then.

ART HENDERSON: OK, great. Thank you.

OPERATOR: Thank you. Your next question is coming from Bob Stafford with Stafford Capital Management.

BOB STAFFORD, STAFFORD CAPITAL MANAGEMENT: Here's a tough one. What's the definition of an episode?

LARRY GRAHAM: This is Larry. I'll answer that for you. An episode of care can be up to 60 days in length. Obviously you can discharge it sooner. At the end of 60 days if they're still on service, they can be, what we call recertified for another episode of care.

BOB STAFFORD: Good. Thank you.

OPERATOR: Thank you. Unfortunately, we do not have time for any more questions. I would like to turn the floor back over to management for any closing remarks.

BILL BORNE: Thanks Operator. Again, we had a great quarter. We are looking forward, obviously, to reporting our third quarter of 2005. Last night, I was made aware of a report that was put out on Amedisys by OCS, which is Outcome Concept Systems <Company: Outcome Concept Systems, Inc.; URL: http://www.ocsys.com>, and it was reflective of the quality review of Amedisys. It's actually on their website. It's ocsys.com and you can pull up that website and see a real reflective overview of our quality indicator that are benchmarked against many other companies that are out there that use these services. We tend to use OCS because it gives us a look into the future, about 18 months or two years ahead of CMS <Company: CMS Companies; URL: http://cmsco.com>. So, it really is a quick (inaudible) to look at current trends and we're excited about the report. With that being said, we look forward to getting together on our third quarterly conference call. And I hope everybody has a great day. Thank you all for calling in this morning.

OPERATOR: Thank you for your participation. This does conclude today's teleconference. You may disconnect your lines at this time. And have a wonderful day.

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